U.S. LARGE STOCK FUND

               AMENDED AND RESTATED SHAREHOLDER SERVICES AGREEMENT
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         The SHAREHOLDER SERVICES AGREEMENT made as of May 19, 1993 between U.S.
LARGE STOCK FUND, a Delaware business trust (the "Trust"), and REINHARDT, WERBA, BOWEN, INC., a California corporation, d/b/a Reinhardt Werba Bowen Advisory Services ("RWB") is amended and restated in its entirety as of the first day of April, 1996.

                              W I T N E S S E T H :

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and RWB is an investment adviser registered under the Investment Advisers Act of 1940, as amended;

         WHEREAS, the Trust wishes to continues to retain RWB to provide services to clients of RWB who are shareholders of the Trust and RWB is willing to continue to provide such shareholder services to such Clients; and, the Trust and RWB wish to amend and restate the Shareholder Services Agreement dated May 19, 1993 between the Trust and RWB for the purposes of reducing the fees payable therein.

         NOW, THEREFORE, the parties agree as follows:

         1. RWB shall provide shareholder services for its Clients who own shares of the Trust as described in the Trust's current Prospectus and Statement of Additional Information. RWB shall provide to its Clients a schedule of any fees that it and any institutions engaged by it may charge directly to their Clients for these or other services in connection with an investment in the Trust and comply with all other applicable disclosure requirements, including any requirement to disclose receipt of fees pursuant to this Agreement. The services of RWB to the Trust are not to be deemed exclusive, and RWB shall be free to render similar services to others as long as its services to the Trust are not impaired thereby.

         2. RWB shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in its businesses, or all or any personnel employed by it) as is necessary or beneficial for providing information and services to its Clients. RWB shall promptly transmit to its Clients all communications sent to it and any institutions engaged by it for transmittal by or on behalf of the Trust, its investment adviser, custodian or transfer or dividend disbursing agent.

         3. Neither RWB nor any of its employees or agents shall be authorized to make any representation concerning the shares of the Trust except those contained in


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the then current Prospectus and Statement of Additional Information relating to the Trust, copies of which will be supplied by the Trust to RWB; and RWB shall have no authority to act as agent for the Trust except as expressly provided herein or in a writing signed by the Trust.

         4. RWB will receive a fee payable by the Trust for services performed pursuant to this Agreement. This fee shall be equal on an annual basis to 0.14% of the Trust's average daily net assets. Such fee shall be accrued daily and paid monthly. For the purposes of determining the fees payable hereunder, the average daily net asset value of the Trust shall be computed in the manner specified in the then current Prospectus of the Trust. If this agreement is terminated prior to the end of any month, the fee for such month will be prorated.

         5. The Trust reserves the right, at its discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of the Trust.

         6. The Trust shall pay all costs and expenses in connection with preparation and printing of the Trust's Prospectus and Statement of Additional Information to existing shareholders.

         7. This Agreement may be amended at any time by an instrument signed by the parties.

         8. This Agreement shall be effective on the date hereof and shall continue in effect from year to year until and unless terminated in accordance with paragraph 9 below.

         9. This Agreement is terminable at any time, without payment of any penalty, by (a) the Trust, pursuant to the vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust or
(b) by RWB, in either instance, upon not more than sixty days' written notice to the other party.

         10. Neither party may assign its rights or obligations under this Agreement without the express written consent of the other.

         11. RWB agrees to provide to the Trust, its officers and Trustees such information concerning its Clients and services provided to them as they may reasonably request (a) in order to permit the Trust to monitor compliance with federal and state securities registration and tax withholding requirements; (b) in order to permit the Trustees of the Trust in the exercise of their duties as Trustees, to evaluate the services being provided and the reasonableness of the compensation paid by the Trust to RWB; and (c) for other reasonable purposes.


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         12. (a) The Trust agrees to indemnify, defend and hold RWB, its officers and directors and any person who controls RWB within the meaning of
Section 15 of the Securities Act of 1933 (the "1933 Act"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which RWB, its officers, directors or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus of the Trust or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by RWB to the Trust for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or Trustee of the Trust or who controls the Trust within the meaning of Section 15 of the 1933 Act, shall not inure to the benefit of such officer, Trustee or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect RWB against any liability to the Trust or its shareholders to which RWB would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Trust's agreement to indemnify RWB, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Trust's being promptly notified of any action brought against RWB, its officers or directors, or any such controlling person, such notification to be given by letter or telegram addressed to the Trust at its principal business office. The Trust agrees promptly to notify RWB of the commencement of any litigation or proceedings against the Trust or any of its officers or Trustees in connection with the issue and sale of the shares of the Trust.

                  (b) In the performance of its duties hereunder, RWB shall be obligated to exercise due care and diligence and to act in a timely manner and in good faith to assure the accuracy and completeness of all services performance under this Agreement. RWB shall be under no duty to take any action on behalf of the Portfolio except as specifically set forth herein or as may be specifically agreed to by RWB in writing. RWB shall be responsible for its own negligent failure to perform its duties under this Agreement. In assessing negligence for purposes of this Agreement, the parties agree that the standard of care applied to RWB's conduct shall be the care that would be exercised by a similarly situated service provider, supplying substantially the same services under substantially similar circumstances.

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                  (c) No provision of this Agreement shall be deemed to protect
RWB against any liability to the Fund or its shareholder to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

                  (d) RWB agrees to indemnify, defend and hold the Trust, its officers and Trustees and any person who controls the Trust, if any, within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expense (including the cost of investigating or defending against such claims, demand or liabilities and any reasonable counsel fees incurred in connection therewith) which the Trust, its Trustees or officers or any such controlling person may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its Trustees or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in: (a) information furnished in writing by RWB to the Trust for use in the Registration Statement or Prospectus or (b) any alleged untrue statement of a material fact about the Trust made by RWB to the public without the Trust's express written consent, or shall arise out of or be based upon any alleged omission to state a material fact necessary to make such information or statement not misleading. RWB's agreement to indemnify the Trust, its Trustees and officers, and any such controlling person as aforesaid is expressly conditioned upon RWB's being promptly notified of any action brought against the Trust, its officers or Trustees or any such controlling person, such notification being given to RWB at its principal business office.

         13. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid,
(1) to RWB at 1190 Saratoga Avenue, Suite 200, San Jose, California 95129, or
(2) to the Trust at One New York Plaza, New York, NY 10004.

         14. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

         15. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         16. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.


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         17. It is understood and expressly stipulated that none of the
Trustees, officers, agents or shareholders in the Trust shall be personally liable hereunder. The name "U.S. Large Stock Fund" is the designation of the Trustees for the time being under a Declaration of Trust dated February 16, 1993, as amended from time to time, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust, as neither the Trustees, officers, agents nor shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against or relating to any other services of the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the 1st day of April 1996.

                                            REINHARDT WERBA BOWEN, INC.
                                            d/b/a REINHARDT WERBA BOWEN
                                            ADVISORY SERVICES



                                            By:___________________________
                                               Title:


                                            U.S. LARGE STOCK FUND



                                            By:___________________________
                                               Title:



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